EXHIBIT 23.2

                              NIESAR & DIAMOND LLP
                                ATTORNEYS AT LAW

                       90 NEW MONTGOMERY STREET 9TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94105
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                                  www.ndlaw.com

                                                                   File No: 3420

Board of Directors
International Microcomputer Software, Inc.
100 Rowland Way, Suite 300
Novato, CA 94945

      Re: Registration of Shares of International Microcomputer Software, Inc. for Resale by Certain Shareholders, Registration Statement
            No. 333-119359.

Ladies and Gentlemen:

We have acted as counsel to International Microcomputer Software, Inc., a California corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of up to 4,042,440 shares of the Company's common stock, no par value per share (the "Common Stock"), in the manner set forth in the Registration Statement.

      In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Articles of Incorporation and Bylaws, as amended to date; (iii) resolutions of the Company's Board of Directors and other documents authorizing and governing the due and proper issuance of the shares of Common Stock subject to the Registration Statement, together with certain related matters; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement that are to be offered and sold from time to time by the Selling Shareholders have been duly authorized and validly issued, and are fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by the Securities Act.

                                        Very truly yours,


                                        /s/ NIESAR & DIAMOND LLP